News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
May 1, 2012

UNIT CORPORATION REPORTS 2012 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) reported net income of $52.4 million, or $1.09 per diluted share, for the three months ended March 31, 2012.  For the same period in 2011, net income was $41.0 million, or $0.86 per diluted share.  Total revenues for the first quarter of 2012 were $332.4 million (42% contract drilling, 40% oil and natural gas, and 17% mid-stream), compared to $247.4 million (40% contract drilling, 44% oil and natural gas, and 16% mid-stream) for the first quarter of 2011.

CONTRACT DRILLING SEGMENT INFORMATION

The average number of drilling rigs used in the first quarter of 2012 was 81.5, an increase of 16% over the first quarter of 2011, and a decrease of 1% from the fourth quarter of 2011.  Per day drilling rig rates for the first quarter of 2012 averaged $19,838, an increase of 12%, or $2,134, from the first quarter of 2011, and an increase of 3%, or $508, from the fourth quarter of 2011.  Average per day operating margin for the first quarter of 2012 was $9,414 (before elimination of intercompany drilling rig profit of $4.3 million).  This compares to $8,077 (before elimination of intercompany drilling rig profit of $5.0 million) for the first quarter of 2011, an increase of 17%, or $1,337.  As compared to the fourth quarter of 2011 ($9,037 before elimination of intercompany drilling rig profit and bad debt expense of $4.9 million) first quarter 2012 operating margin increased 4% or $377 – in each case with regard to the elimination of intercompany drilling rig profit see Non-GAAP Financial Measures below.

Larry Pinkston, Unit’s Chief Executive Officer and President, said: “We are pleased with the results that our contract drilling segment has been able to attain.  The first quarter of 2012 was the eighth consecutive quarter of increased per day operating margins.  As the industry has continued to transition to drilling horizontal or directional wells, we have been able to respond to that demand by refurbishing our existing drilling rigs or adding new drilling rigs.  Approximately 96% of our drilling rigs working today are drilling for oil or natural gas liquids (NGLs) and approximately 97% are drilling horizontal or directional wells.  During the first quarter of 2012, we sold an idle 600 horsepower mechanical drilling rig to an unaffiliated third party and placed a new 1,500 horsepower, diesel-electric drilling rig into service in Wyoming under a three-year contract.  Additionally, we are building another new 1,500 horsepower, diesel-electric drilling rig to be used in North Dakota.  The drilling rig will be under a three-year contract and should be completed during the second quarter of 2012.  On completion of the new drilling rig, we will have 128 drilling rigs in our fleet.  Currently, 77 of our drilling rigs are under contract.  Long-term contracts (contracts with original terms ranging from six months to two years in length) are in place for 53 of those 77 drilling rigs.  Of these contracts, 11 are up for renewal during the second quarter of 2012, 18 during the third quarter of 2012, eight during the fourth quarter of 2012, and 16 in 2013 and beyond.  These contracts include the term contract for the new drilling rig.”

        The following table illustrates Unit’s drilling rig count at the end of each period and average utilization rate during the period:

	1st Qtr 12	4th Qtr 11	3rd Qtr 11	2nd Qtr 11	1st Qtr 11	4th Qtr 10	3rd Qtr 10	2nd Qtr 10	1st Qtr 10
Rigs	127	127	126	123	122	121	123	123	125
Utilization	64%	65%	63%	60%	58%	59%	54%	47%	40%

OIL AND NATURAL GAS SEGMENT INFORMATION

•	First quarter 2012 production was 3.3 MMBoe, an increase of 20% over the first quarter 2011.
•	42% of first quarter 2012 production was oil and NGLs compared to 38% for the first quarter of 2011.
•	Production guidance for 2012 is 13.2 to 13.5 MMBoe, an increase of 9% to 12% over 2011.

First quarter 2012 oil production was 720,000 barrels, in comparison to 556,000 barrels for the same period of 2011, an increase of 30%.  NGLs production during the first quarter of 2012 was 656,000 barrels, an increase of 37% when compared to 478,000 barrels for the same period of 2011.  First quarter 2012 natural gas production increased 11% to 11.4 billion cubic feet (Bcf) compared to 10.2 Bcf for the comparable quarter of 2011.  First quarter 2012 production averaged 35,992 Boe per day, an increase of 18% over the first quarter of 2011 and an increase of 2% over the fourth quarter of 2011.  Total production for the first quarter of 2012 was 3.3 MMBoe.

Unit’s average natural gas price, including the effects of hedges, for the first quarter of 2012 decreased 22% to $3.36 per thousand cubic feet (Mcf) as compared to $4.28 per Mcf for the first quarter of 2011.  Unit’s average oil price, including the effects of hedges, for the first quarter of 2012 increased 14% to $95.81 per barrel compared to $84.33 per barrel for the first quarter of 2011.  Unit’s average NGLs price, including the effects of hedges, for the first quarter of 2012 was $38.81 per barrel compared to $39.61 per barrel for the first quarter of 2011, a decrease of 2%.

For 2012, Unit hedged approximately 6,100 Bbls per day of oil production and approximately 50,000 MMBtu per day of natural gas production.  The oil production is hedged under swap contracts at an average price of $97.55 per barrel.  The natural gas production is hedged under swap contracts at a comparable average NYMEX price of $5.09.  The average basis differential for the applicable swaps is ($0.28).  For 2012, Unit hedged NGLs of 1,966 Bbls per day in the first quarter, 926 Bbls per day in the second quarter, 380 Bbls per day in the third quarter, and 380 Bbls per day in the fourth quarter.  The NGLs are hedged under swap contracts at an average price of $42.53 per barrel in the first quarter, $41.15 per barrel in the second quarter, $51.28 per barrel in the third quarter, and $50.28 per barrel in the fourth quarter.

For 2013, Unit has hedged 4,000 Bbls per day of its oil production and 30,000 MMBtu per day of natural gas production.  The oil production is hedged under swap contracts at an average price of $102.68 per barrel.  Of the natural gas production, 10,000 MMBtu per day is hedged with a swap and 20,000 MMBtu per day is hedged with a collar.  The swap transaction was done at a comparable average NYMEX price of $3.21.  The collar transaction was done at a comparable average NYMEX floor price of $3.25 and ceiling price of $3.72.

        The following table illustrates certain results for the periods indicated:

	1st Qtr 12	4th Qtr 11	3rd Qtr 11	2nd Qtr 11	1st Qtr 11	4th Qtr 10	3rd Qtr 10	2nd Qtr 10	1st Qtr 10
Oil and NGL Production, MBbl	1,375.2	1,359.9	1,197.5	1,158.6	1,034.0	925.5	756.5	708.6	679.4
Natural Gas Production, Bcf	11.4	11.4	11.6	10.9	10.2	10.6	10.4	9.7	10.0
Production, MBoe	3,275	3,255	3,123	2,983	2,739	2,698	2,478	2,325	2,352
Production, MBoe/day	36.0	35.4	33.9	32.8	30.4	29.3	27.0	25.6	26.1
Realized Price, Boe (1)	$40.51	$42.65	$41.75	$42.23	$40.00	$41.58	$38.16	$38.22	$40.92

(1) Realized price includes oil, natural gas liquids, natural gas and associated hedges.

        During the first quarter of 2012, in the Marmaton horizontal oil play located in Beaver County, Oklahoma, Unit had first sales on six wells with an average working interest of 75%.  The initial 30-day average production rate for the six wells ranged from 30 barrels of oil equivalent (Boe) per day to 580 Boe per day with an average rate of 263 Boe per day.  The average ultimate recovery for a Marmaton horizontal well is estimated to be 130 MBoe, which is comprised of approximately 78% oil, 14% NGLs, and 8% natural gas.  The average completed well cost is approximately $2.7 million.  The net production from Unit’s Marmaton operated wells for the first quarter 2012 averaged 1,775 barrels of oil per day, 188 barrels of NGLs per day, and 1,054 Mcf per day, a decrease of 23% compared to the fourth quarter 2011 due primarily to fewer wells coming on production during the first quarter.  Production in this play for the first quarter 2012 increased 29% over the first quarter 2011.  For 2012, Unit anticipates running a two drilling rig program in this play that should result in 30 to 35 gross wells at an approximate net cost of  $70 million.  Unit has drilled and fracture stimulated its first 9,500’ extended lateral in this play during the first quarter of 2012 for an estimated cost of $4.2 million.  The production rate has been improving since first oil sales on April 14, 2012 with a current rate of 800 barrels of oil per day, 69 barrels of NGLs per day and 292 Mcf per day, or an equivalent rate of 918 Boe per day. A second extended lateral well is scheduled to be drilled in late second quarter.  Unit currently has leases on approximately 102,822 net acres in this play.

In its Granite Wash (GW) play located in the Texas Panhandle, Unit had first oil and gas sales on 11 horizontal wells with an average working interest of 84%.  The higher than normal number of completed wells during the quarter was due to a number of wells that were drilled in the fourth quarter 2011 but were not completed until the first quarter 2012 because of pipeline hookup delays.  The 30-day average production rate for the 11 wells ranged from 1.3 MMcfe per day to 10.0 MMcfe per day with an average rate of 4.8 MMcfe per day. The net production from Unit’s GW operated wells for the first quarter 2012 averaged 1,363 barrels of oil per day, 3,115 barrels of NGLs per day and 25.7 MMcf per day, or an equivalent rate of 52.6 MMcfe per day, an increase of 8% over the fourth quarter 2011 and a 19% increase over the first quarter 2011. The first quarter production stream was comprised of 16% oil, 35% NGLs and 49% natural gas.  The average ultimate recovery for a GW horizontal well is estimated to be 4.2 to 4.6 Bcfe with an average completed well cost of approximately $5.5 million.  Unit expects to run three to four Unit drilling rigs drilling horizontal wells in 2012 resulting in approximately 20 to 25 new operated GW wells at an approximate net cost of $90 to $100 million.

Unit has recently acquired approximately 60,000 net acres located primarily in south central Kansas in the developing Mississippian play.  Unit has completed drilling operations on its first horizontal Mississippian well located in Reno County, Kansas.  The well drilled to a total measured depth of 8,115’ including a 3,532’ lateral. The well was recently fracture stimulated and is currently in the early stages of flowing back.  Unit’s current plans are to drill two to three additional horizontal Mississippian wells in the next six months and evaluate the results before planning any further drilling in this play.

        Pinkston said:  “We are pleased with the results from our exploration operations.  The first quarter marks the ninth consecutive quarter that liquids (oil and NGLs) production has increased.  Our strategy of drilling oil or NGLs rich wells is evident in our production results.  Liquids production represented 42% and 38% of total equivalent production and 71% and 60% of this segment’s revenues during the first quarter of 2012 and 2011, respectively.  First quarter 2012 total equivalent production increased 20% to 3.3 MMBoe over the first quarter of 2011, while our total liquids production for the first quarter of 2012 increased 33% over the comparable quarter of 2011.  Our annual production guidance for 2012 is approximately 13.2 to 13.5 MMBoe, an increase of 9% to 12% over 2011; however, continued weakness in natural gas prices combined with high natural gas storage levels could result in curtailments leading to downward revisions to our production guidance.”

MID-STREAM SEGMENT INFORMATION

•	Increased first quarter 2012 liquids sold per day volumes, processed volumes per day, and gathered volumes per day by 59%, 79% and 35%, respectively, over the first quarter of 2011.
•
Due to high level of Granite Wash play activity around the Hemphill facility in Texas, an additional 45 MMcf per day gas processing plant will be installed with completion anticipated during the second quarter of 2012.

First quarter of 2012 per day processed volumes were 154,825 MMBtu while liquids sold volumes were 522,829 gallons per day, an increase of 79% and 59%, respectively, over first quarter of 2011.  First quarter 2012 per day gathered volumes were 251,276 MMBtu, an increase of 35% over the first quarter of 2011.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the first quarter was $9.7 million, a decrease of 10% from the first quarter of 2011, primarily due to the renegotiation of certain contracts with some of our customers at one of our processing plants during the first quarter of 2011 that changed the contracts from percent of index to percent of proceeds.  Compared to the fourth quarter of 2011, operating profit increased 26% primarily due to increased volumes.

        The following table illustrates certain results from this segment’s operations for the periods indicated:

	1st Qtr 12	4th Qtr 11	3rd Qtr 11	2nd Qtr 11	1st Qtr 11	4th Qtr 10	3rd Qtr 10	2nd Qtr 10	1st Qtr 10
Gas gathered MMBtu/day	251,276	257,398	228,247	190,921	185,730	188,252	183,161	183,858	180,117
Gas processed MMBtu/day	154,825	156,721	129,820	90,737	86,445	85,195	84,175	82,699	76,513
Liquids sold Gallons/day	522,829	511,410	449,604	356,484	328,333	291,186	260,519	279,736	253,707

Pinkston said: “Liquids sold volumes continue to increase and gas gathered and processed volumes remain strong.  Our Hemphill County facility in Texas is currently processing approximately 100 MMcf per day.  Due to the continued high level of activity around the Hemphill facility we will be installing an additional 45 MMcf per day gas processing plant which will increase this facility’s processing capacity to approximately 160 MMcf per day.  This new plant should be completed during the second quarter of 2012.  At our Cashion facility, we are continuing to connect new wells to the system and due to this activity have installed an additional gas processing plant.  The installation of the new 25 MMcf per day high efficiency turbo-expander processing plant has been completed and became operational at the end of March 2012.  With the installation of this new plant, our total processing capacity increased to approximately 50 MMcf per day at our Cashion facility.  We are also very active in the Mississippian play in north central Oklahoma.  We completed construction of a new gathering system and gas processing plant in Grant County, Oklahoma during the fourth quarter of 2011.  This system consists of approximately seven miles of gathering pipeline and a gas processing plant.  Also in this area, we have begun construction of another gathering system and processing plant in Noble and Kay counties in Oklahoma.  This system will initially consist of approximately 10 miles of 12” and 16” pipe with a 10 MMcf per day gas processing plant that will be upgraded to a 30 MMcf per day gas processing plant in the fourth quarter of 2012.”

“Along with the activities in the mid-continent area, we are continuing to expand operations in the Appalachian region.  The Bruceton Mills gathering system located in West Virginia became operational in the fourth quarter of 2011. In addition to the Bruceton Mills gathering system, construction continues on an additional gathering facility in Allegheny and Butler counties, Pennsylvania.  The first phase of this project consists of approximately seven miles of gathering pipeline and a compressor station.  The first well has been connected to this system and is currently flowing into a third party transmission line with an additional five wells scheduled to be connected in the second quarter of 2012.”

FINANCIAL INFORMATION
Unit ended the first quarter with working capital of $37.9 million, long-term debt of $315.8 million ($250 million of senior subordinated notes and $65.8 million under its senior credit agreement), and a debt to capitalization ratio of 14%.  Under its credit agreement, the amount available for Unit to borrow is the lesser of the amount Unit elects as the commitment amount (currently $250 million) or the value of the borrowing base as determined by the lenders (currently $600 million), but in either event not to exceed the maximum credit facility amount of $750 million.

MANAGEMENT COMMENT
Larry Pinkston said: “Our first quarter 2012 operating results were solid. We continue to focus our exploration efforts on our oil and natural gas liquids rich plays like the Granite Wash and Marmaton formations.  For the contract drilling segment, we plan to continue responding to the demand for horizontal drilling by our customers by refurbishing and upgrading our existing rigs and, where appropriate, adding new drilling rigs to our fleet.  Our mid-stream segment is also pursuing additional opportunities to grow its operations.  We are optimistic about 2012, and our balance sheet is well positioned to take advantage of growth opportunities that may arise in all three of our business segments during the year.”

WEBCAST
Unit will webcast its first quarter earnings conference call live over the Internet on Tuesday, May 1, 2012 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes before the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for 90 days.

____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as its ability to meet its future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, possible delays caused by limited availability of third party services needed in the course of its operations, possibility of future growth opportunities, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2012	2011

Statement of Operations:
Revenues:
Contract drilling	$140,906	$97,988
Oil and natural gas	133,772	109,834
Gas gathering and processing	57,295	39,764
Other, net	455	(181)
Total revenues	332,428	247,405

Expenses:
Contract drilling:
Operating costs	76,173	52,844
Depreciation	21,328	17,297
Oil and natural gas:
Operating costs	35,609	30,781
Depreciation, depletion and amortization	52,197	40,268
Gas gathering and processing:
Operating costs	47,613	29,055
Depreciation and amortization	5,134	3,773
General and administrative	7,004	6,892
Interest, net	1,826	54
Total expenses	246,884	180,964
Income Before Income Taxes	85,544	66,441

Income Tax Expense:
Current	---	---
Deferred	33,105	25,414
Total income taxes	33,105	25,414
Net Income	$52,439	$41,027

Net Income per Common Share:
Basic	$1.10	$0.86
Diluted	$1.09	$0.86

Weighted Average Common Shares Outstanding:
Basic	47,829	47,584
Diluted	48,126	47,905

	March 31,	December 31,
	2012	2011

Balance Sheet Data:
Current assets	$224,117	$228,465
Total assets	$3,328,057	$3,256,720
Current liabilities	$186,255	$212,750
Long-term debt	$315,800	$300,000
Other long-term liabilities	$110,687	$113,830
Deferred income taxes	$714,877	$683,123
Shareholders’ equity	$1,999,079	$1,947,017

	Three Months Ended March 31,
	2012	2011

Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Operating Assets and Liabilities (1)	$170,876	$134,697
Net Change in Operating Assets and Liabilities	(22,929)	(13,492)
Net Cash Provided by Operating Activities	$147,947	$121,205
Net Cash Used in Investing Activities	$(189,419)	$(169,212)
Net Cash Provided by Financing Activities	$41,832	$47,884

	Three Months Ended March 31,
	2012	2011

Contract Drilling Operations Data:
Rigs Utilized	81.5	70.0
Operating Margins (2)	46%	46%
Operating Profit Before
Depreciation (2) ($MM)	$64.7	$45.1
Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	720	556
Natural Gas Liquids - MBbls	656	478
Natural Gas - MMcf	11,400	10,231
Average Prices:
Oil price per barrel received	$95.81	$84.33
Oil price per barrel received, excluding hedges	$100.16	$90.78
NGLs price per barrel received	$38.81	$39.61
NGLs price per barrel received, excluding hedges	$37.38	$40.36
Natural Gas price per Mcf received	$3.36	$4.28
Natural Gas price per Mcf received, excluding hedges	$2.45	$3.85
Operating Profit Before DD&A (2) ($MM)	$98.2	$79.1
Mid-Stream Operations Data:
Gas Gathering - MMBtu/day	251,276	185,730
Gas Processing - MMBtu/day	154,825	86,445
Liquids Sold – Gallons/day	522,829	328,333
Operating Profit Before Depreciation
and Amortization (2) ($MM)	$9.7	$10.7
(1) The company considers its cash flow from operations before changes in operating assets and liabilities an important measure in meeting the performance goals of the company (see Non-GAAP Financial Measures below).
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses excluding depreciation, depletion, amortization, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”).  We believe certain non-GAAP performance measures provide users of our financial information and our management additional meaningful information to evaluate the performance of our company.

This press release includes cash flow from operations before changes in operating assets and liabilities and our drilling segment’s average daily operating margin before elimination of intercompany drilling rig profit and bad debt expense.

Below is a reconciliation of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2012 and 2011 and December 31, 2011.  Non-GAAP financial measures should not be considered by themselves or a substitute for our results reported in accordance with GAAP.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Operating Assets and Liabilities

	March 31,
	2012	2011
	(In thousands)
Net cash provided by operating activities	$147,947	$121,205
Subtract:
Net change in operating assets and liabilities	(22,929)	(13,492)
Cash flow from operations before changes
in operating assets and liabilities	$170,876	$134,697
 ________________

We have included the cash flow from operations before changes in operating assets and liabilities because:
•	It is an accepted financial indicator used by our management and companies in our industry to measure the company’s ability to generate cash which is used to internally fund our business activities.
•	It is used by investors and financial analysts to evaluate the performance of our company.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Intercompany Rig Profit and Bad Debt Expense

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
	(In thousands)
Contract drilling revenue	$140,906	$97,988	$142,553
Contract drilling operating cost	76,173	52,844	79,813
Operating profit from contract drilling	64,733	45,144	62,740
Add: Elimination of intercompany rig profit and bad debt expense	4,284	5,044	4,945
Operating profit from contract drilling
before elimination of intercompany
rig profit and bad debt expense	69,017	50,188	67,685
Contract drilling operating days	7,331	6,214	7,490
Average daily operating margin before
elimination of intercompany rig profit and bad debt expense	$9,414	$8,077	$9,037
 ________________
We have included the average daily operating margin before elimination of intercompany rig profit because:
•	Our management uses the measurement to evaluate the cash flow performance or our contract drilling segment and to evaluate the performance of contract drilling management.
•	It is used by investors and financial analysts to evaluate the performance of our company.